Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

indie Semiconductor, Inc.:

We consent to the use of our report dated March 22, 2021, with respect to the consolidated balance sheets of Ay Dee Kay, LLC, d/b/a indie Semiconductor, and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, members’ equity (deficit) and noncontrolling interest, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 22, 2021 contains an explanatory paragraph that states the Company has suffered recurring losses from operations and negative cash flows from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Irvine, California

November 12, 2021